Exhibit 99.2

Adevinta ASA (ADEA/ADEB) – Proposed combination of the Company's two share classes – Notice of Extraordinary General Meeting

Oslo, 1 October 2019: The Board of Directors of Adevinta ASA ("Adevinta" or the "Company", ticker: ADEA/ADEB) has resolved to propose a combination of the Company's two share classes into one class of ordinary shares. This is in line with the Board of Directors' intention as communicated in connection with the initial public offering and listing of the Company in April 2019.

The combination of the share classes is carried out as an amendment of the Company's articles of association that is subject to the approval by the general meeting of Adevinta ASA.

In connection with, and subject to the approval by an extraordinary general meeting of the combination of share classes 24 October 2019, the Board of Directors intends to carry out a rights issue to the holders of class A shares.

In the period from listing of the Company's shares on 10 April 2019 to and including 30 September 2019, the average share premium on the A shares has been 1.22%. As the A shares and B shares are converted into ordinary shares in the share collapse, the Board of Directors intends to compensate the holders of A shares for the loss of this premium by offering to issue up to 3,800,613 new ordinary shares at par value (NOK 0.20) to the holders of A shares as of the time of the collapse of the share classes.  As a consequence, registered holders of A shares on the record date (28 October 2019) will receive one subscription right for each A share held on this date. 81 subscription rights will entitle the holder to subscribe for one new ordinary share in Adevinta at par value. The subscription rights will be tradable and will be listed on the Oslo Stock Exchange.

The transfer of rights may be restricted in certain jurisdictions, such as the United States, under applicable securities laws. Further information will be included in the subscription document for the rights issue.

The rights issue will be resolved by and carried out by the Board of Directors pursuant to a special authorisation to increase the share capital in the Company and is thus conditional upon the approval by the extraordinary general meeting of the authorisation to the Board of Directors to issue new shares.

The extraordinary general meeting will be held on 24 October 2019 at 10.30 hours (CEST) in Oslo. The notice of the meeting is attached.

Timetable:

Key dates for the combination of the share classes and the subsequent rights issue to holders of A shares are as follows:

•	Extraordinary general meeting of Adevinta to consider the proposals: 24 October 2019

•	Last day of trading of Adevinta A-shares inclusive the right to receive subscription rights in the rights issue: 24 October 2019

•	First day of trading exclusive of the right to subscription rights in the rights issue: 25 October 2019

•	First day of trading of ordinary shares under ticker ADE: 25 October 2019

•	Completion of the combination of share classes by way of transfer of the former A shares to the ISIN of the B shares: 28 October 2019

•	Launch rights issue to the holders of A shares: 29 October 2019

•	Listing and trading in subscription rights in the rights issue: 29 October – 8 November 2019:

•	Subscription period: 29 October 2019 – 12 November 2019

The further terms and conditions of the rights issue (including the final dates) will be resolved by the Board of Directors pursuant to, and conditional upon, the authorisation granted by the extraordinary general meeting.

This information is subject to the disclosure requirements pursuant to section 5-12 of the Norwegian Securities Trading Act.

For further information please contact:

Jo Christian Steigedal

Investor Relations

E-mail: ir@adevinta.com

About Adevinta ASA:

Adevinta ASA is the biggest marketplace specialist in Europe. We help our local digital marketplaces thrive through global connections and networks of knowledge. Our marketplaces unlock the full value in every person, place and thing – helping local communities prosper and leaving a positive footprint on the world.

For more information on Adevinta ASA please visit:

www.adevinta.com/

IMPORTANT NOTICE TO U.S. SHAREHOLDERS

The share collapse and rights issue described in this document involve securities of a foreign company. The share collapse and rights issue are subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.